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                                                                    EXHIBIT 10.6

                              AMENDMENT AGREEMENT
                              -------------------


          This Amendment Agreement made as of May 28, 1999 amends the Agreement between Champion International Corporation, a New York corporation (the "Company"), and Thomas L. Griffin (the "Executive") also effective as of May 28, 1999 (the "Existing Agreement", and as amended hereby, the "Agreement").

          The Company considers it essential and in the best interests of its shareholders to foster the continued employment of its senior management personnel. The Executive is an important member of the Company's senior management. The Company wishes to provide additional incentive for the Executive to continue to serve the Company by increasing the benefits provided to the Executive in certain events following a Change in Control to a level which is more in line with comparable benefits provided by other large publicly-owned U.S. forest products companies. The Company also wishes to amend the Existing Agreement to eliminate any provision that could be an impediment to the Company engaging in a transaction to be accounted for on a pooling-of-interests basis, if the Company's Board of Directors determines that such a transaction would be in the best interests of the Company's shareholders.

          NOW, THEREFORE, the parties agree that the Existing Agreement is hereby amended as follows:

          1. Subparagraph 1(a)(i) of the Existing Agreement is amended by deletion of the proviso at the end of the last sentence thereof.

          2. Clauses (x) and (y) of subparagraph 1(a)(ii) of the Existing Agreement are amended to read in their entirety as follows:

     "(x) a lump sum equal to twenty-four times the highest total monthly compensation (as defined in subparagraph 1(a)(i)) in the event of a termination solely of the kind referred to in clauses (A), (B) and (G) of subparagraph 1(b)(ii), or a lump sum equal to thirty-six times such highest total monthly compensation in the event of any other kind of termination (as defined in subparagraph 1 (b)), shall be paid as soon as practicable after such termination; (y) the benefits required to be provided thereafter to the Executive, his spouse and family, set forth in attached Exhibit A,
                                                                    ----------
     shall be valued at the cost of acquiring insurance policies which would provide such benefit coverage for a two-year period in the event of a termination solely of the kind referred to in clauses (A), (B) and (G) of subparagraph 1(b)(ii) or for a three-year period in the event of any other kind of termination (as defined in subparagraph 1(b)), and such cost shall be paid in a lump sum as soon as practicable after termination;".

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          3.   The definition of "Code" in subparagraph 1(a)(iii) of the
Existing Agreement is amended to refer to the "Internal Revenue Code of 1986, as amended from time to time". Subparagraph 1(a)(iii) is further amended by adding the following sentence at the end of such subparagraph:

     "Notwithstanding the foregoing provisions of this subparagraph 1(a)(iii), if, in the opinion of the accounting firm or firms whose opinion or opinions with respect to pooling-of-interests accounting is or are required as a condition to the consummation of a Change in Control transaction intended to qualify for pooling-of-interests accounting treatment, implementation of such provisions (or the provisions of any other Company agreement or plan or action of the Company's Board of Directors (the "Board") or committee thereof with respect to other equity awards, stock-based or stock-measured compensation or compensation which may be payable in stock) would preclude such transaction from so qualifying, the Board, acting prior to the Change in Control, unilaterally may require that options, other equity awards (including contingently credited shares, performance share units and restricted stock units), stock-based or stock-measured compensation or compensation which may be payable in stock held by the Executive (or to which the Executive may be entitled) be treated in connection with such transaction and thereafter in a way that does not preclude such transaction from so qualifying and that the Board deems to be fair to the Executive (including, but not limited to, eliminating any acceleration of vesting or payment and requiring the conversion of such options and awards to options and awards of the corporation acquiring control of the Company or its assets in such transaction, or the settlement of such options and awards in shares of such corporation)."

          4. Subparagraph 1(a)(iv) of the Existing Agreement is amended by deleting the words "for the termination period set forth in such subparagraph 1(a)(i)" at the end of the first sentence thereof and the words "during the termination period set forth in subparagraph 1(a)(i) above" at the end of the second sentence thereof and, in each case, replacing such words with the following:

     "for a period of two years in the event of a termination solely of the kind referred to in clauses (A), (B) and (G) of subparagraph 1(b)(ii) or for a period of three years in the event of any other kind of termination (as defined in subparagraph 1(b))."

          5. Subparagraph 1(a)(v) of the Existing Agreement is amended by deleting the words "(whether or not any such period shall be accelerated)," in the first sentence thereof and replacing such words with the following:

     "or, in the event of the termination of the Executive within three years

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     following a Change in Control, during a period of two years in the event of a termination solely of the kind referred to in clauses (A), (B) and (G) of subparagraph 1(b)(ii) or during a period of three years in the event of any other kind of termination (as defined in subparagraph 1(b)),"

Subparagraph 1(a)(v) is further amended to delete the words "under subparagraph 1(a)(i) above" in the proviso at the end of the first sentence thereof.

          6. Subparagraph 1(b)(ii) of the Existing Agreement is amended by deleting the word "or" immediately before clause (E) thereof and by adding the following clauses (F) and (G) immediately before the proviso at the end of such subparagraph:

     ", (F) within three years following a Change in Control, the relocation of the Executive's principal place of employment other than to (x) the Borough of Manhattan in the City of New York, New York, or (y) any other location that is not more than thirty-five (35) miles by automobile from the location of the Executive's principal place of employment immediately prior to the Change in Control, or (G) within three years following a Change in Control, the Executive is no longer eligible for benefits or incentive compensation at the same level as his peers in the Company".

          7. Subparagraph 1(d) of the Existing Agreement is amended to read in its entirety as follows:

          "(d) Definition of Change in Control
               -------------------------------

               For the purpose of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

               (i) any Person (as defined in this subparagraph 1(d)) is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date hereof (the 'Exchange Act')), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (as defined in this subparagraph 1(d)) representing 30% or more of the combined voting power of the Company's then outstanding securities; or

               (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on May 28, 1999, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with

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     an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on May 28, 1999 or whose appointment, election or nomination for election was previously so approved or recommended; or

               (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than a merger or consolidation if the number of members on the board of directors (or similar governing body) of the corporation or entity which is the surviving corporation or entity in such merger or consolidation (whether the Company or another corporation or entity) (or if the surviving corporation or entity is controlled by another corporation or entity, the board of directors (or similar governing body) of such controlling corporation or entity) immediately after such merger or consolidation (the "Surviving Board") who were directors of the Company immediately prior to such merger or consolidation constitutes a majority of the members on the Surviving Board immediately after such merger or consolidation; or

               (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets to an entity unless the number of members of the board of directors (or similar governing body) of such entity (or if such entity is controlled by any other entity immediately after such sale or disposition, the board of directors or similar governing body of such other entity) immediately after such sale or disposition (the "Controlling Board") who were directors of the Company immediately prior to such sale or disposition constitutes a majority the members of the Controlling Board immediately after such sale or disposition.

     For purposes of this subparagraph 1(d):

     'Person' shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries,
     (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

     'Affiliate' and 'controlled' shall have the meanings set forth in Rule 12b-2 under the Exchange Act."

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          8.   Subparagraph 5(b) of the Existing Agreement is amended by adding the following language at the beginning thereof:  "Subject to paragraph 14,".

          9. The last sentence of paragraph 8 of the Existing Agreement is replaced by the following four sentences:

     "Upon such a consolidation, merger or transfer of assets and assumption,
     (i) the term 'Company' shall refer to the 'Continuing Corporation', that is, the corporation which survived such consolidation or merger (whether the prior-to-the-transaction 'Company' or another corporation) or to which such assets are transferred, and (ii) the term 'Board' shall refer to the board of directors (or similar governing body) of the Continuing Corporation (except that, in determining whether or not such merger, consolidation or transfer constitutes a Change in Control under subparagraph 1(d), the terms 'Company' and 'Board' shall refer to the prior-to-the-transaction 'Company' or 'Board'). Upon such a consolidation, merger or transfer of assets and assumption, this Agreement shall continue in full force and effect. Whether or not a consolidation, merger or transfer of assets (or any other transaction) constitutes a Change in Control under subparagraph 1(d), any subsequent transaction involving a Continuing Corporation (or involving any corporation or entity directly or indirectly controlling the Continuing Corporation) which meets the definition of Change in Control under subparagraph 1(d) shall constitute a Change in Control for all purposes of this Agreement. The provisions of this paragraph 8 shall apply to any subsequent consolidation or merger of any such corporation into or with, or any subsequent transfer by any such corporation of all or substantially all of its assets to, another corporation."

          10. Clause (x) of subparagraph 9(d)(iii) of the Existing Agreement is amended by adding the words "and Excise Tax Gross-Up amount" immediately after the words "legal expenses payments" therein.

          11. Subparagraph 9(d)(v) of the Existing Agreement is amended in its entirety to read as follows: "(v) [Intentionally Omitted]."

          12. Exhibit A to the Existing Agreement is amended by changing the reference to "subparagraph 1(a)(i)" therein to refer to "subparagraph 1(a)(ii)".

          13. Exhibit B to the Existing Agreement is amended by deleting the words "; however, payments not to cover the period, if any, after the last day of the month next preceding the Executive's normal retirement date under the Company's pension plan".

          14. Exhibit D to the Existing Agreement is amended by (i) changing each reference therein to "2 years" and "2 year" to "3 years" and "3 year", respectively, (ii) deleting the footnote, which states that "This Exhibit D does not reflect the possible reduction provided for in subparagraph 9(d)(v) hereof",
(iii)

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deleting the words "; however, payments not to cover the period, if any, after the last day of the month next preceding the Executive's normal retirement date under the Company's pension plan", and (iv) adding the following language at the end thereof:

     " .  Excise Tax Gross-Up    An amount equal to the Company's estimate of
                                 the amount payable pursuant to paragraph 14.

     Notwithstanding the foregoing, no amounts shall be deposited in Trust with respect to options or contingently credited shares (or other equity awards) if the Potential Change in Control relates to a transaction approved by the Board and intended to qualify for pooling-of-interests accounting treatment and the Board, prior to the Change in Control, decides to exercise its power under the last sentence of subparagraph 1(a)(iii) with respect to such options and contingently credited shares (and other equity awards); provided, however, that if the Board, prior to the Change in Control, determines that such transaction will not be consummated and that an alternative Change in Control transaction not intended to qualify for pooling-of-interests accounting treatment will be consummated, such amounts shall promptly be deposited in Trust."

          15. Paragraph 14 of the Existing Agreement is amended to read in its entirety as follows:

               "14.  Excise Tax Gross-Up.  Whether or not a termination occurs,
                     -------------------
     if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person (as defined in subparagraph 1(d)) whose actions result in a Change in Control or any person affiliated with either the Company or the person whose actions result in a Change in Control) (such payments or benefits, excluding the payment or payments to be made pursuant to this paragraph 14, being hereinafter referred to as the 'Initial Payments') will be subject to the excise tax (the 'Excise Tax') imposed under Section 4999 of the Code, the Company shall pay to the Executive an additional amount (the 'Gross-Up Payment') such that the net amount retained by the Executive, after subtraction of any Excise Tax on the Initial Payments and any federal, state and local (and foreign, if any) income and employment taxes and Excise Tax upon the payment or payments provided by this paragraph 14, shall be equal to the Initial Payments. Notwithstanding any of the provisions of this paragraph 14, to the extent, if any, that, in the opinion of the accounting firm or firms whose opinion or opinions with respect to pooling-of-interests accounting is or are required as a condition to the consummation of a Change in Control transaction intended to qualify for pooling-of-interests accounting treatment, implementation of the provisions of this paragraph 14 would preclude such transaction from so

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     qualifying, the term 'Initial Payments' shall not include any 'parachute payments' (within the meaning of section 280G(b)(2) of the Code) resulting from the treatment accorded (whether in connection with the transaction or thereafter) to stock options, other equity awards, stock-based or stock-measured compensation or compensation which may be payable in stock pursuant to subparagraph 1(a)(iii) or pursuant to any Company plan or other agreement or Board (or Board committee) action relating to such options, awards or compensation.

               "The determination of whether any of the Initial Payments will be subject to the Excise Tax and the amount of such Excise Tax will be made by tax counsel ('Tax Counsel') reasonably acceptable to the Executive and selected (and compensated) by the Company. For purposes of such determination, (x) all of the Initial Payments shall be treated as 'parachute payments' (within the meaning of section 280G(b)(2) of the Code) unless, in the written opinion of Tax Counsel, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (y) all 'excess parachute payments' (within the meaning of section 280G(b)(l) of the Code) shall be treated as subject to the Excise Tax unless, in the written opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (z) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local (and foreign, if any) income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of the Executive's employment (or if there has been no such termination, the date on which the Gross-Up Payment is calculated for purposes of this paragraph 14), net of the reduction in federal income taxes (if any) which is available from deduction of such state and local (and foreign, if any) taxes.

               "As soon as practicable following any such determination of the Gross-Up Payment by the Tax Counsel, the Company shall provide the specifics of the determination in writing to the Executive and to the trustee of the trust referred to in subparagraph 9(d)(ii). The Gross-Up Payment will be made in cash by the Company to the Executive not later than the fifth business day following the date on which the Executive's termination occurs (or, if no termination shall have occurred, not later than the thirtieth (30th) business day immediately following the event that resulted in the imposition of the Excise

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     Tax)(in either case, the 'Payment Date'). If the amount of the Gross-Up
     Payment cannot be accurately determined on or before the Payment Date, the Company shall pay to the Executive on such day an estimate, as determined in good faith in accordance with this paragraph 14, of the minimum amount to which the Executive is clearly entitled and shall pay the remainder of the Gross-Up Payment (together with interest on the unpaid remainder (or on all of the Gross-Up Payment to the extent the Company fails to make such payment when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30/th/) day after a Payment Date. In the event that the amount of the estimated Gross-Up Payment made to the Executive exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5/th/) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the
     Code).

          "In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within the five (5) business days immediately following the date that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to the amount of such reduction (including the Excise Tax component and the federal, state and local (and foreign, if any) income and employment tax components of the Gross-Up Payment), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local (and foreign, if any) income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay to the Executive an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within the five (5) business days immediately following the date that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Initial Payments."

          16. The parties agree that (i) if the Company wishes to engage in a Change in Control transaction intended to qualify for pooling-of-interests accounting treatment, and (ii) if, in the opinion of the accounting firm or firms whose opinion or opinions with respect to pooling-of-interests accounting is or are required as a condition to the consummation of such transaction, (x) the implemen-

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tation of any provision of this Amendment Agreement or of any provision of the
Existing Agreement or (y) the taking of any action by the Executive (including, without limitation, the sale of securities of the Company or the exercise of stock options or stock appreciation rights granted by the Company) (the "Disqualifying Action") would disqualify such transaction from pooling-of-interests accounting treatment, then: with respect to (x), such provision shall be null and void from the date hereof automatically and without any action on the part of the Company or the Executive, and all the provisions of the Existing Agreement not so nullified, as amended by all the provisions of this Amendment Agreement not so nullified, shall remain in full force and effect; and with respect to (y), the Executive agrees not to take any Disqualifying Action.

          17. The Executive hereby consents to amendment by the Company (if the Company so elects and subject to the approval of the trustee then serving, if required) of the Trust Agreement dated as of February 19, 1987, by and between the Company and Fleet National Bank, as amended as of August 18, 1988 (the "Benefits Trust") which was established to assure the payment of benefits under the individual agreements listed on Exhibit I thereto (which include the Existing Agreement) as follows: amend Section 2.02(a) of the Benefits Trust to include, as a third alternative form of investment for the assets of the Benefits Trust, a letter of credit payable to the commercial bank serving as trustee of the Benefits Trust from time to time, with the proceeds thereof to be used in accordance with the provisions of the Benefits Trust. The parties hereto agree (and the Executive consents) that the Company shall promptly amend (x)
Section 3.01 of the Benefits Trust (subject to the approval of the trustee serving thereunder, if required) to define a "Change in Control" as such term is defined in subparagraph 1(d) of the Agreement, and (y) Section 4.02(a) of the Benefits Trust (subject to the approval of the trustee thereunder, if required) to delete clauses (iii) and (iv) in the next-to-last sentence thereof. The Executive agrees that, upon the Company's request, the Executive will sign any additional documents indicating the Executive's consent to the amendments described in this Section 17 which are needed to facilitate such amendments.

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          IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the date first above written.

                              CHAMPION INTERNATIONAL CORPORATION

                              By: /s/ Richard E. Olson
                                 -------------------------------------------
                                 Chairman of the Board of Directors
Attest:

/s/ Lawrence A. Fox
---------------------------------
Secretary


                                  /s/ Thomas L. Griffin
                                 -------------------------------------------
                                   Executive

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